Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (S-8 No. 333-177442 and S-8 No. 333-181924) of our report dated June 19, 2015, with respect to the financial statements and supplemental schedule of the Asheville Savings Bank Retirement Savings Plan included in this Annual Report on Form 11-K for the fiscal year ended December 31, 2014.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
June 19, 2015